                                   SCHEDULE 14A

                                  (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                             SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                       EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant |X|

Filed by a party other than the registrant |   |

Check the appropriate box:

|   |  Preliminary proxy statement

| X |  Definitive proxy statement

|   |  Definitive additional materials

|   |  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           MERCHANTS NEW YORK BANCORP, INC.

------------------------------------------------------------------------------
                     (Name of Registrant as Specified in Charter)

                          Karen L. Deitz, Corporate Secretary

------------------------------------------------------------------------------
                      (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

| | No fee required.

| | Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)    Title of each class of securities to which transaction applies:

               ----------------------------------------------------------------

        (2)    Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

               ----------------------------------------------------------------

        (4)    Proposed maximum aggregate value of transaction:

               ----------------------------------------------------------------

        (5)    Total fee paid:

               ----------------------------------------------------------------

| |    Fee paid previously with preliminary materials:

       ------------------------------------------------------------------------

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)    Amount previously paid:

               ----------------------------------------------------------------

        (2)    Form, schedule or registration statement no.:

               ----------------------------------------------------------------

        (3)    Filing party:

               ----------------------------------------------------------------

        (4)    Date filed:

               ----------------------------------------------------------------

                         THE MERCHANTS BANK OF THE NEW YORK
                      275 MADISON AVENUE, NEW YORK, N.Y. 10016
                                 BANKING SINCE 1881

                                                                March 28, 1997

To Our Shareholders:

        On behalf of our Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Merchants New York Bancorp. This Annual Meeting will be held at 12:00 o'clock, local time, on Wednesday, April 30, 1997, at The Harmonie Club, 4 East 60th Street, New York, N.Y. 10022. The formal notice of the meeting is attached hereto.

        The Proxy Statement describes matters that we expect will be acted upon at the meeting. The shareholders who are present will have the opportunity to ask questions.

        Our Company has performed very well having shown record results for the past seventeen consecutive quarters and three years in a row of record earnings.

        Dividends paid to our stockholders have kept pace with our performance. "The Good Old Bank" has paid 254 consecutive quarterly cash dividends since they commenced in 1932. We also have increased our payout 44 times since 1950. This is a record very few companies in America can match.

        We are gratified by our shareholders' continued interest in the Company and pleased that in the past so many of you have voted your shares in person or by proxy. We hope you will continue to do so and urge you to return your proxy card as soon as possible.

                                                  Cordially yours,

                                                  Spencer B. Witty
                                                  Chairman of the Board


  MEMBER OF * FEDERAL RESERVE SYSTEM * FEDERAL DEPOSIT INSURANCE CORPORATION

                           MERCHANTS NEW YORK BANCORP
                               275 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 973-6600

                           --------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1997
                           --------------------------


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "MEETING") of Merchants New York Bancorp, Inc. (the "COMPANY"), the holding company for The Merchants Bank of New York (the "BANK"), will be held on Wednesday, April 30, 1997, at 12 o'clock Noon, local time.

      The location of the Meeting will be The Harmonie Club, 4 East 60th Street, New York, 10022. The Meeting will be held for the following purposes:

         1. To elect twelve directors to serve until the next Annual Meeting of Stockholders and/or until their successors are elected and qualified; and

         2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

      The Board of Directors has fixed March 27, 1997, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the Meeting or any adjournments or postponements thereof.

                                        By order of the Board of Directors

                                        Spencer B. Witty
                                        Chairman of the Board

                                        James G. Lawrence
                                        President and Chief Executive Officer

                                        Karen L. Deitz
                                        Corporate Secretary

NEW YORK, NEW YORK
March 28, 1997

      YOU ARE CORDIALLY INVITED TO ATTEND THIS MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. IF YOU WILL BE UNABLE TO BE PRESENT AT THE MEETING OR EVEN IF YOU ANTICIPATE THAT YOU WILL ATTEND, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE WITHOUT DELAY. YOU WILL BE MOST WELCOME AT THE MEETING AND MAY THEN VOTE IN PERSON IF YOU SO DESIRE, EVEN THOUGH YOU MAY HAVE EXECUTED AND RETURNED THE PROXY. ANY STOCKHOLDER WHO EXECUTES SUCH A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED. YOUR PROMPT RETURN OF YOUR PROXY WILL HELP AVOID THE COST OF FURTHER SOLICITATIONS. FOR CERTAIN ADDITIONAL FINANCIAL INFORMATION, AVAILABLE WITHOUT CHARGE, YOU MAY CONTACT KAREN L. DEITZ AT THE COMPANY OR CALL (212) 973-6600.

                           MERCHANTS NEW YORK BANCORP
                               275 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 973-6600

                           --------------------------
                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1997
                           --------------------------


                 INFORMATION CONCERNING SOLICITATION AND VOTING

      GENERAL

      This statement is furnished in connection with the solicitation by the Board of Directors of Merchants New York Bancorp, Inc. (the "COMPANY"), holding company for The Merchants Bank of New York (the "BANK"), of proxies to be used at the Annual Meeting of Stockholders (the "MEETING") of the Company on April 30, 1997, and any adjournments or postponements thereof.

      The location and time of the Meeting will be The Harmonie Club, 4 East 60th Street, New York, New York 10022, at 12 o'clock Noon, local time. The Meeting will be held for the following purposes:

         1. To elect twelve directors to serve until the next Annual Meeting of Stockholders and/or until their successors are elected and qualified; and

         2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

      This proxy statement, the accompanying notice of annual meeting and proxy and the Company's annual report to stockholders containing the Company's financial statements for the year ended December 31, 1996 are being mailed to stockholders on or about March 28, 1997.

      RECORD DATE AND PRINCIPAL STOCKHOLDERS

      Stockholders of record at the close of business on March 27, 1997 (the "RECORD DATE") are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. On the Record Date, the Company had outstanding entitled to vote 4,960,226 shares of common stock, par value $.001 per share (the "COMMON STOCK"). For information regarding security ownership by management and certain other holders of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

      REVOCABILITY OF PROXIES

      A proxy is enclosed for use at the Meeting. Each stockholder is urged to complete and return the enclosed proxy immediately, even if attendance in person at the Meeting is anticipated. The proxy may be revoked by the stockholder at any time before it is voted by delivering to the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. Any proxy may also be revoked by (i) the stockholder's attendance at the Meeting, (ii) filing a written notice of revocation with the Secretary of the Meeting, and
(iii) voting in person. The presence of a stockholder at the Meeting will not automatically revoke that stockholder's proxy. All notices of revocation should be sent to the attention of the Company's Corporate Secretary Karen L. Deitz, Merchants New York Bancorp, Inc., 275 Madison Avenue, New York, New York 10016.

      VOTING AND SOLICITATION

      Proxies properly executed and received in time to be duly presented at the Meeting will be voted in accordance with the stockholder's directions. Properly executed proxies not marked to indicate any desired vote will be voted FOR the election of the nominees for directors named below. If any other matters are properly brought before the Meeting, the persons named in the accompanying proxies will vote the shares represented by such proxies on such matters as instructed by the Board of Directors of the Company, who have instructed the proxies to vote in accordance with the proxies' own best judgment in the absence of express instruction from the Board.

      The expense of preparing, printing, and mailing this proxy statement and the proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors and officers of the Bank in person or by telephone or telegram. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with Securities and Exchange Commission (the "SEC") regulations, in sending this proxy statement and proxies to the beneficial owners of its Common Stock.

      QUORUM, ABSTENTIONS AND BROKER NON-VOTES

      The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the Company's Common Stock is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees that are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "BROKER NON-VOTE") for voting on some or all other matters.

      Each share of Common Stock is entitled to one vote on all matters that may properly come before the Annual Meeting other than the election of directors. In the election of directors, each share is entitled to cast one vote for each director to be elected. Directors of the Company shall be elected by a plurality of votes cast at the Meeting. The holders of Common Stock may not vote their shares cumulatively for election of directors. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for the election of directors. All other matters to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not present to vote on such matters, and therefore will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

       INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Company's Board of Directors met on twelve occasions in 1996. The Bank's Board of Directors generally meets monthly at the same time as the Company's Board of Directors. Each Director of the Company attended at least 92% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served. The Board of Directors has standing executive, nominating, audit, and compensation and option committees described below.

      EXECUTIVE COMMITTEE. The Executive Committee consists of the following directors: Charles J. Baum (Chairman), Spencer B. Witty, Rudolf H. Hertz, James G. Lawrence, William J. Cardew, Isidore Karten, Charles I. Silberman and Robinson Markel. The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee meets as necessary, and all actions of the Executive Committee are reported at the next Board of Directors meeting.

      NOMINATING COMMITTEE. The Nominating Committee consists of the following directors: Robinson Markel (Chairman), Spencer B. Witty and Rudolf
H. Hertz. The Nominating Committee meets annually to interview and recommend nominees for election as Directors of the Company. The Nominating
Committee will consider nominees for the Board recommended by stockholders in accordance with the Company's By-laws.

      AUDIT COMMITTEE. The Audit Committee consists of the following directors:
Alan Mirken (Chairman), Charles J. Baum, and Robinson Markel. The Audit Committee recommends outside auditors, approves overall audit scope, reviews adequacy of internal control systems, reviews annual financial statements and audit reports thereon and directs special investigations for the Board. The Audit Committee met eight times during 1996 with respect to the Bank.

      COMPENSATION AND OPTION COMMITTEE. The Compensation and Option Committee consists of Charles I. Silberman (Chairman), Charles J. Baum, Isidore Karten, Robinson Markel, Paul Meyrowitz, Alan Mirken, Mitchell J. Nelson and Leonard Schlussel. The Compensation and Option Committee reviews and determines the compensation of the Bank's executive officers, and recommends the granting of options on Company Common Stock to eligible employees pursuant to the Company's Stock Option Plan. See "Compensation and Option Committee Report on Executive Officer Compensation," below.

      PLANNING COMMITTEE. The Planning Committee consists of the following directors: Charles I. Silberman (Chairman), Charles J. Baum, Isidore Karten, Robinson Markel, Paul Meyrowitz, Alan Mirken, Mitchell J. Nelson and Leonard Schlussel. The Planning Committee has been formed to address, with the assistance of senior management as required, strategic planning issues for growth of the Bank and expansion of its business opportunities.

      In addition to executive and audit committees with the same members and purposes as described above, the Board of Directors of the Bank has additional standing committees, with the functions and membership described below:

      COMMUNITY  REINVESTMENT  ACT  COMMITTEE.  The Community  Reinvestment
Act Committee consists of the following directors: Leonard Schlussel (Chairman), Spencer B. Witty, and William J. Cardew. The Community Reinvestment Act Committee is responsible for monitoring the Bank's compliance with its Community Reinvestment Act responsibilities.

      DIRECTORS' EXAMINING COMMITTEE. The Directors' Examining Committee consists of the following directors: Isidore Karten (Chairman), Leonard Schlussel and Charles I. Silberman. The Directors Examining Committee meets with the Bank's auditors to discuss and review the condition of the Bank's loan portfolio and other matters as required by the New York State Banking Department.

      CONFLICT OF INTEREST COMMITTEE. The Conflict of Interest Committee consists of the following directors: Paul Meyrowitz (Chairman), Robinson Markel, Rudolf H. Hertz, Charles J. Baum and Spencer B. Witty. The Conflict of Interest Committee resolves actual or potential conflicts of interest between the interests of the Bank's employees and those of the Bank.

      INVESTMENT COMMITTEE. The Investment Committee consists of the following directors: Spencer B. Witty (Chairman), Rudolf H. Hertz, James G. Lawrence and William J. Cardew. The Investment Committee formulates investment strategies and programs for the Bank that are then presented to the Board for approval.

      DIRECTORS' COMPENSATION

      During 1996, the Company paid Directors' fees of $1,000 per Board meeting attended to each director. Outside directors serving on the Executive Committee, the Audit Committee and the Community Reinvestment Act Committee each received $2,000 per year per committee. In addition, outside directors serving on the Directors' Examining Committee and the Compensation and Option Committee receive $1,000 per year per committee. In addition to the foregoing fees, each outside director who attended a minimum of ten meetings of the Board in the prior year also received a stipend of $10,000. The outside directors of the Company include all directors other than Messrs. Witty, Hertz, Lawrence and Cardew. Each of the outside directors received the stipend in 1996. In addition, Mr. Silberman, Vice Chairman of the Company, receives $4,000 per month for his performance of certain consulting services. During 1996, Mr. Silberman received a total of $48,000 in consulting fees.

      In February 1997, the Company adopted a pension plan for members of the Board of Directors (the "DIRECTORS' PLAN"). Under the Directors' Plan, all Directors of the Company are eligible to receive an annual benefit commencing upon termination of service as a Director. The annual benefit is equal to 80% of the average annual compensation the Director received from the Company over the two complete years prior to retirement, and will be payable for ten years or for the length of time the Director had served on the Board, whichever is less.

                              ELECTION OF DIRECTORS

      The Directors are elected annually by the stockholders. At the Meeting, twelve directors are to be elected to serve until the next Annual Meeting of Stockholders and/or until their successors are elected and qualified. Unless otherwise directed, proxies will be voted FOR the nominees listed in this Proxy Statement; or, if any of the nominees should be unable or unwilling to serve as a director, an event which is not anticipated, proxies will be voted FOR substitute nominees designated by the Board of Directors.

      Each nominee is presently a Director of the Company. On July 1, 1993, the Bank became a subsidiary of the Company; information below includes information as to each nominee's position with the Bank and the Company. For each nominee there follows certain biographical information, including age as of the date of this proxy statement and a brief listing of principal occupation or employment of each during the past five years. For detailed information with respect to the Common Stock ownership of each of the nominees, see the table in the section of this Proxy Statement captioned "Security Ownership of Certain Beneficial Owners and Management."

CHARLES J. BAUM

Age:  68

      Mr. Baum has been a Director of the Bank since 1976 and a Director of the Company since it became the Bank's holding company. He has been the President of Baum Brothers Imports, Inc., importers of porcelain dinnerware, for approximately 20 years, and President of Essex Manufacturing Co., Inc., manufacturers and importers of rainwear and umbrellas, since 1978. He has also been the President of Azal Sales Corp., import agents of general merchandise, since 1958.

WILLIAM J. CARDEW

Age:  70

      Mr. Cardew has been the Vice Chairman of the Board of Directors of the Company and the Bank since 1997, Chief Operating Officer of the Bank from 1985 to 1996 and Chief Operating Officer of the Company since it became the Bank's holding company. He was also the Executive Vice President of the Bank from 1985 to 1996 and of the Company since it became the Bank's holding company.

RUDOLF H. HERTZ

Age:  80

      Mr. Hertz has been the Vice Chairman of the Board of Directors of the Company since 1985 and a Director of the Bank since 1962. He has been a Director of the Company since it became the Bank's holding company.

ISIDORE KARTEN

Age:  82

      Mr. Karten has been a Director of the Bank since 1976 and of the Company since it became the Bank's holding company. He has been a general partner in 990 Avamericas Associates, a real estate partnership, for approximately six years, and has been President of I. Karten, Inc., d/b/a Bermaha Textile Co., exporters of textiles, since 1961.

JAMES G. LAWRENCE

Age:  54

      Mr. Lawrence has been the President and Chief Executive Officer of the Bank since 1985, a Director of the Bank since 1984 and a Director of the Company since it became the Bank's holding company.

ROBINSON MARKEL

Age:  62

      Mr. Markel has been a Director of the Bank since 1974 and of the Company since it became the Bank's holding company. He is an attorney and has been a member of the law firm Piper & Marbury L.L.P. since May 1, 1995. From May 1993 to that date he was a member of the law firm Marcus Montgomery Wolfson P.C. For more than nineteen years prior to that time he was a member of the law firm Varet Marcus & Fink P.C. and its predecessor firm Milgrim Thomajan & Lee P.C.

PAUL MEYROWITZ

Age:  79

      Mr. Meyrowitz has been a Director of the Bank since 1981 and of the Company since it became the Bank's holding company. He is an attorney and has been a member of the law firm Simon, Meyrowitz, Meyrowitz & Schlussel and its predecessor firm for over fifty years.

ALAN MIRKEN

Age:  67

      Mr. Mirken has been a Director of the Bank since 1984 and of the Company since it became the Bank's holding company. From 1979 until 1988, Mr. Mirken was the President of Crown Publishing Group. From October 1988 until January 1990, he was the Vice Chairman of Random House Inc., and from March 1990 to December 1994 he was the Executive Vice President--Associate Publisher for Abbeville Press. Since January 1995, Mr. Mirken has been President of
Aaron Publishing Group, Inc.

MITCHELL J. NELSON

Age:  49

      Mr. Nelson has been a Director of the Bank since 1992 and of the Company since it became the Bank's holding company. He is an attorney presently of counsel to the law firm of Christy & Viener having formerly been of counsel to Proskauer Rose Goetz & Mendelsohn from May 1992 to June 1994, and previously a partner with the law firm of Wien, Malkin & Bettex for more than ten years. He is also a principal in Atlas Partners, L.P., a real estate consulting firm, and President of Atlas Real Estate Funds, Inc., a private investment firm.

LEONARD SCHLUSSEL

Age:  67

      Mr. Schlussel has been a Director of the Bank since 1981 and of the Company since it became the Bank's holding company. He has been President of Wellbilt Equipment Corp., builders of restaurants, since 1990, and its Secretary for over twenty years. Mr. Schlussel is also a partner in several real estate ventures and has been a partner in Keybro Enterprises, a financial enterprise, for over twenty years.

CHARLES I. SILBERMAN

Age:  48

      Mr. Silberman has been a Director of the Bank since 1989 and of the Company since it became the Bank's holding company. He has also served as Vice Chairman of the Company since May 1995. He has been the President and Chairman of the Board of S. Parker Hardware Manufacturing Corp., importer and manufacturer of builders' hardware, since June 1989.

SPENCER B. WITTY

Age:  82

      Mr. Witty has been the Chairman of the Board of Directors of the Bank since 1976, a Director of the Bank since 1967 and the Chairman of the Board of Directors and a Director of the Company since it became the Bank's holding company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Information regarding each person or group known or reasonably believed by management of the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock as of March 17, 1997, and information regarding the beneficial ownership of the Company's directors, and all directors and executive officers of the Company as a group, is shown in the following table.


                                            NUMBER OF SHARES             NUMBER OF SHARES WHICH         PERCENTAGE OF
                                            BENEFICIALLY OWNED              MAY BE ACQUIRED              OUTSTANDING
                                            AS OF MARCH 17, 1997           WITHIN 60 DAYS(2)              SHARES(3)
                                            --------------------           --------------                 ------
                    NAME(1)

     Charles J. Baum.....................            31,092(4)                        0                    *
     William J. Cardew...................             4,718(5)                   24,692                    *
     Rudolf H. Hertz.....................            81,930(6)                    4,764                    1.75
     Isidore Karten......................           144,226(7)                        0                    2.91
     James G. Lawrence...................            16,564(8)                   47,250                    1.27
     Robinson Markel.....................           122,474(9)                        0                    2.47
     Paul Meyrowitz......................            10,054(10)                       0                    *
     Alan Mirken.........................            30,728(11)                       0                    *
     Mitchell J. Nelson..................             3,400                           0                    *
     Leonard Schlussel...................            98,920(12)                       0                    1.99
     Charles I. Silberman................           130,000(13)                       0                    2.62
     Spencer B. Witty....................           436,648(14)                  17,000                    9.11
     All  Directors and Executive
       Officers as a Group (12 persons)..         1,110,754                      93,706                   23.83
     Name and address of other 5%  Owners
     of the Company's Common Stock
     -----------------------------
     M. A. Schapiro & Co., Inc.
     and S. D. Securities, Inc.(15)......           257,681                           0                    5.20

------------
*Less than 1%.

(1) The address of each beneficial owner other than M. A. Schapiro & Co., Inc. and S. D. Securities, Inc. is c/o The Merchants Bank of New York, 275 Madison Avenue, New York, New York 10016.

(2)      Represents shares subject to options granted under the Company Option
         Plan.

(3) Percentage computations are based upon 4,960,226 shares outstanding on March 17, 1997. Except as otherwise noted below, each owner has sole voting and investment power over the shares listed above.

                                         7

(4) Includes (i) 12,850 shares owned directly by Mr. Baum, (ii) 5,772 shares owned by Azal Sales Corp., of which Mr. Baum is the sole shareholder, (iii) 11,136 shares owned by Azal Sales Corp.'s Retirement Pension Plan, of which Mr. Baum is a trustee, and (iv) 1,334 shares owned by Mr. Baum's spouse. Mr. Baum disclaims beneficial ownership of the shares owned by his spouse.

(5) Includes (i) 1,250 shares owned directly by Mr. Cardew, (ii) 3,468 shares owned by Mr. Cardew's spouse, and (iii) 5,068 shares subject to options granted under the Company Option Plan to Mr. Cardew's spouse. Mr. Cardew disclaims beneficial ownership of the shares and options owned by his spouse.

(6) Includes (i) 13,196 shares owned directly by Mr. Hertz, (ii) 72 shares owned by Mr. Hertz jointly with his spouse, (iii) 3,736 shares owned by Mr. Hertz's spouse, (iv) 48,984 shares owned by trusts for which Mr. Hertz is a co-trustee with Mr. Witty, and (v) 15,942 shares owned by the Employees' Retirement Plan of the Bank for which Mr. Hertz is a co-trustee with Mr. Witty. Mr. Hertz disclaims beneficial ownership of the shares owned by his spouse, the shares held by the trusts and the shares held by the Employees' Retirement Plan (other than those attributable to him as a result of his interest in the Plan).

(7) Includes (i) 60,264 shares owned directly by Mr. Karten, (ii) 64,428 shares owned by Mr. Karten's spouse, and (iii) 19,534 shares owned by trusts for members of Mr. Karten's family. Mr. Karten disclaims beneficial ownership of the shares owned by his spouse.

(8) Includes (i) 1,908 shares owned directly by Mr. Lawrence, (ii) 12,056 shares owned by family members which Mr. Lawrence has the power to vote pursuant to a proxy, and (iii) 2,600 shares owned by an estate which Mr. Lawrence has sole voting and investment power over as executor of the estate. Mr. Lawrence disclaims beneficial ownership of the shares owned by the estate.

(9) Includes (i) 17,074 shares owned directly by Mr. Markel, (ii) 2,781 shares owned by Mr. Markel's spouse and (iii) 14,882 shares held by Mr. Markel's Individual Retirement Account. Pursuant to a power of attorney, Mr. Markel has the power to vote 87,737 shares beneficially owned by his sister, which shares are included in the table in accordance with SEC regulations. Mr. Markel disclaims beneficial ownership of the shares owned by his spouse.

(10) Includes 6,554 shares owned directly by Mr. Meyrowitz and 3,500 shares owned by Mr. Meyrowitz's spouse. Mr. Meyrowitz disclaims beneficial ownership of the shares owned by his spouse.

(11) Includes 29,060 shares owned directly by Mr. Mirken and 1,668 shares owned by Mr. Mirken's spouse. Mr. Mirken disclaims beneficial ownership of the shares owned by his spouse.

(12) Includes (i) 37,100 shares owned directly by Mr. Schlussel, (ii) 60,144 shares owned by Mr. Schlussel jointly with his brother, and
         (iii) 1,676 shares owned by Mr. Schlussel jointly with his spouse. Mr. Schlussel has sole voting and investment power over all of these shares.

(13) Includes (i) 102,298 shares owned directly by Mr. Silberman, (ii) 24,944 shares owned by Mr. Silberman's spouse, and (iii) 2,758 shares held in custodial accounts for which Mr. Silberman is the custodian. Mr. Silberman disclaims beneficial ownership of the shares owned by his spouse.

(14) Includes (i) 152,098 shares owned directly by Mr. Witty, (ii) 1,260 shares owned by Mr. Witty's spouse, (iii) 218,364 shares owned by trusts for which Mr. Witty is trustee, (iv) 15,942 shares held by the Employees' Retirement Plan of the Bank for which Mr. Witty is a co-trustee with Mr. Hertz, and (v) 48,984 shares owned by a trust for which Mr. Witty is co-trustee with Mr. Hertz. Mr. Witty has shared voting and investment power over the shares owned by the trust for which he is a co-trustee and the shares held by the Employees' Retirement Plan. Mr. Witty disclaims beneficial ownership of the shares owned by his spouse, the shares owned by the trusts, and the shares held by the Employees' Retirement Plan (other than those attributable to him as a result of his interest in the Plan).

(15) This information is based on a Schedule 13G filed jointly by M. A. Schapiro & Co., Inc. and S. D. Securities, Inc. with the
         Securities and Exchange Commission on January 7, 1997. The address of M. A. Schapiro & Co., Inc. and S. D. Securities, Inc. is 1 Chase Manhattan Plaza, New York, New York 10005.

                             EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE

      The Summary Compensation Table shows the compensation for the past three years of each of the Company's five most highly compensated executive officers, including the Chief Executive Officer (the "NAMED EXECUTIVE OFFICERS"). The named executive officers have received no compensation for their services to the Company; in each case the reported compensation has been paid by, and with respect to the services provided to, the Bank.


                                                                          ANNUAL COMPENSATION
                                                           --------------------------------------------------
NAME AND PRINCIPAL POSITION                                  YEAR            SALARY             BONUS(1)
                                                           ----------     ---------------     ---------------
James G. Lawrence......................................    1996               $310,000            $113,750
    President and                                          1995                310,000             113,750
    Chief Executive Officer                                1994                310,000             113,750

Spencer B. Witty.......................................    1996                275,000             109,375
    Chairman of the Board                                  1995                275,000             109,375
                                                           1994                275,000             109,375

William J. Cardew......................................    1996                225,000             103,125
    Vice Chairman of the Board                             1995                225,000             103,125
    and Chief Operating Officer                            1994                225,000             103,125

Rudolf H. Hertz........................................    1996                160,000              65,000
    Vice Chairman of the Board                             1995                160,000              65,000
                                                           1994                160,000              65,000

Stephen A. Barrow(2)..................................     1996                136,000              41,375
    Senior Vice President of the Bank                      1995                131,000              40,656
                                                           1994                125,250              31,844

----------------
(1) Includes (i) bonus under the incentive compensation bonus plan for senior executives in 1996 and (ii) regular bonus of approximately
      12.5% of salary. The regular bonus is paid to all officers of the Bank (approximately 72 persons in 1996) and historically has been a part of management compensation. The incentive compensation bonus for each of the named executive officers in 1996 was as follows: Mr. Lawrence - $75,000; Mr. Witty - $75,000; Mr. Cardew - $75,000; Mr. Hertz -
      $45,000; and Mr. Barrow $25,000. See "Compensation and Option Committee Report on Executive Officer Compensation."

(2) Mr. Barrow is not an executive officer but is included in the Summary Compensation Table as one of the Company's most highly compensated non-executive officers pursuant to the rules of the SEC.

      PENSION PLANS

      EMPLOYEES' RETIREMENT PLAN. The Bank maintains a non-contributory, defined benefit Retirement Plan administered by the Bank for employees. The estimated annual pension benefits payable upon retirement at a normal retirement age (65) for the named executive officers are as follows:

      James G. Lawrence.........................................       $74,868
      Spencer B. Witty..........................................        53,430
      Rudolf H. Hertz...........................................       105,652
      William J. Cardew.........................................        36,550
      Stephen A. Barrow.........................................        27,496

      Under the Retirement Plan, the normal annual benefit payable to qualifying employees upon their retirement is based upon a formula of 1.8% of a participant's annual compensation for each year of participation. Normal retirement age under the Retirement Plan is 65. The Retirement Plan also provides for reduced benefit payments for early retirement following age 55. Covered remuneration under the Retirement Plan is an employee's salaries, wages, or other regular payments from the Bank, including commissions, overtime pay, bonuses and any other taxable compensation.

      The estimated annual pension benefits for the Bank's executive officers are based upon continuation of employment from December 31, 1996, at the salary then in effect, to retirement date. In addition, Non-Retirement Plan benefits are payable to Messrs. Witty and Hertz (under Board resolutions of November 17, 1981, March 24, 1987 and April 28, 1988, which specified respective base dollar amounts to be increased annually by 9%) in the amount of $105,807 and $27,316, respectively, and Non-Retirement Plan benefits are payable to James G. Lawrence and William J. Cardew in the amount of $50,000 each per year for 15 years guaranteed after retirement. Further, each of Messrs. Witty, Hertz, Lawrence and Cardew would receive an annual benefit of $9,600 under the Directors' Plan, upon termination of their service as a Director.

      STOCK OPTION GRANTS. The Company maintains an incentive and non-qualified Employees' Stock Option Plan within the meaning of the Internal Revenue Code of 1986, as amended (the "COMPANY OPTION PLAN"). No options were granted to the named executive officers in 1996.

      OPTION VALUE TABLE. The following table shows information concerning (i) options exercised during 1996 and (i) the value at December 31, 1996 of unexercised stock options granted to the named executive officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND DECEMBER 31, 1996 OPTION VALUES


                                                          NUMBER OF UNEXERCISED                  VALUE OF UNEXERCISED
                             SHARES                            OPTIONS AT                      IN-THE-MONEY OPTIONS AT
                            ACQUIRED       VALUE            DECEMBER 31, 1996                   DECEMBER 31, 1996 (1)
                                                            -----------------                   ---------------------
          NAME            ON EXERCISE    REALIZED    EXERCISABLE       UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
          ----            -----------    --------    -----------       -------------       -----------        -------------
James G. Lawrence.....          0            0          47,250               0              $602,438                0
Spencer B. Witty......       1,000        $12,750       17,000               0               216,750                0
William J. Cardew.....       1,000         12,750       24,692               0               314,823                0
Rudolf H. Hertz.......       1,000          9,000        4,764               0                60,741                0
Stephen A. Barrow.....         200          1,850        2,300               0                29,325                0
                                                         6,000               0                64,500                0

-------------
(1) The market price of the Common Stock was $32.50 at December 31, 1996. Except for 6,000 options owned by Mr. Barrow which have an exercise price of $21.75 per share, all of the options in the table have an exercise price of $19.75 per share.


   COMPENSATION AND OPTION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

      OBJECTIVES

      The Bank's compensation policies and procedures have historically been aligned with the Bank's conservative traditions. The Bank seeks to compensate its executive officers (including the named executive officers) in a manner which is:

      (i) consistent with the Bank's conservative traditions and cost structure;

      (ii) sufficient to attract and retain key executives critical to the success of the Bank;

      (iii) reflective of current performance of both the individual officer and the Bank; and

      (iv) remuneration of successful long-term strategic management and enhancement of shareholder values.

      COMPONENTS OF COMPENSATION

      The Compensation and Option Committee (the "COMMITTEE") approves the design of, assesses the effectiveness of, and administers the executive compensation programs of the Bank in support of stockholder interests. The key elements of the Bank's executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package.

      BASE SALARY

      The Committee regularly reviews each executive's base salary. Base salaries are not necessarily compared to other institutions, although market rates for comparable executives with comparable responsibilities are considered in some cases. Base salaries are adjusted by the Committee to recognize varying levels of responsibility, experience, breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Bank.

      Mr. Lawrence, Chief Executive Officer of the Bank, received a base salary of $310,000 for fiscal 1996. This represents no increase over 1995. Salaries of the other named executive officers were not increased over 1995. Mr. Barrow received a salary increase of $5,000.

      ANNUAL INCENTIVES

      The annual incentive program promotes the Bank's pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses to achieve corporate and, in some cases, individual performance goals. Annual bonus opportunities allow the Bank to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

      A bonus in the amount of 12.5% of annual average salary was paid to all officers of the Bank (a total of 72 persons) in 1996. This percentage has remained the same for many years. In addition, the Bank has an incentive compensation bonus plan for the named executive officers which provides additional compensation at pre-determined levels if the Bank's pre-tax earnings (excluding securities gains) exceed certain targets. At the beginning of 1996, the Committee established specific corporate goals relating to the Bank's pre-tax earnings (excluding securities gains). Eligible executives were assigned threshold, target and maximum bonus levels based on a percentage of base salary. The incentive compensation bonus for each of the named executive officers in 1996 was as follows: Mr. Lawrence - $75,000; Mr. Witty - $75,000; Mr. Cardew - $75,000; Mr. Hertz - $45,000; and Mr. Barrow $25,000.

      LONG-TERM INCENTIVES

      In keeping with the Bank's commitment to provide a total compensation package which includes at-risk components of pay, long-term incentive compensation comprises a significant portion of the value of an executive's total compensation package. When awarding long-term grants, the Committee considers an executive's level of responsibility, prior compensation experience, historical award data, and individual performance criteria. Long-term incentives are in the form of stock options awards under the Bank's Option Plan.

      Stock options are granted at an option price which is the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. The size of stock option grants is based on competitive practice, individual performance factors and historical award data. No stock option grants were made to the named executive officers in fiscal 1996.

      CONCLUSION

      The Committee believes these executive compensation policies and programs serve the interests of the Bank and its stockholders effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Bank's overall future success, thereby enhancing the value of the Bank for the stockholders' benefit.

      We will continue to monitor the effectiveness of the Bank's total compensation program to meet the current and future needs of the Bank.

      Members of the Compensation and Option Committee:

                Charles I. Silberman (Chairman), Charles J. Baum,
                        Isidore Karten, Robinson Markel,
                 Paul Meyrowitz, Alan Mirken, Mitchell J. Nelson
                              and Leonard Schlussel

                             STOCK PERFORMANCE GRAPH

      Set forth following this paragraph is a line graph comparing the total stockholder return in the Bank Common Stock and, as of July 1, 1993, Company Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, and adjusted for stock splits, with the cumulative total return of the NASDAQ Stock market Index (US Companies) and NASDAQ Bank Stocks for the last five years, as prepared for the Company by the Center for Research in Security Prices of the University of Chicago in accordance with the SEC regulations.


    Date         Company Index           Market Index           Peer Index
 12/31/91           100.000                100.000                100.000
 01/31/92           105.233                105.847                105.003
 02/28/92           101.163                108.246                110.516
 03/31/92           103.267                103.137                112.120
 04/30/92           105.613                 98.714                117.275
 05/29/92           107.960                 99.996                122.568
 06/30/92           112.267                 96.086                122.238
 07/31/92           110.083                 99.490                125.325
 08/31/92           107.124                 96.449                123.041
 09/30/92           109.862                100.034                126.041
 10/30/92           108.369                103.974                128.691
 11/30/92           109.862                112.247                137.075
 12/31/92           112.624                116.378                145.551
 01/29/93           130.692                119.691                151.206
 02/26/93           137.919                115.226                154.781
 03/31/93           135.855                118.561                161.048
 04/30/93           140.100                113.501                154.481
 05/28/93           139.494                120.281                151.356
 06/30/93           136.825                120.837                155.641
 07/30/93           134.382                120.980                161.197
 08/31/93           133.466                127.233                165.491
 09/30/93           136.594                131.022                170.133
 10/29/93           135.364                133.967                167.647
 11/30/93           130.441                129.972                160.930
 12/31/93           134.525                133.595                165.989
 01/31/94           131.426                137.650                168.716
 02/28/94           128.326                136.363                166.595
 03/31/94           129.957                127.976                163.981
 04/29/94           124.959                126.315                169.283
 05/31/94           127.458                126.624                177.001
 06/30/94           128.458                121.993                177.010
 07/29/94           130.977                124.495                179.466
 08/31/94           130.977                132.432                184.053
 09/30/94           130.953                132.094                178.971
 10/31/94           132.224                134.689                173.594
 11/30/94           132.224                130.221                166.347
 12/30/94           130.940                130.587                165.385
 01/31/95           132.224                131.318                170.945
 02/28/95           136.075                138.263                179.305
 03/31/95           132.212                142.360                181.073
 04/28/95           134.804                146.842                186.091
 05/31/95           132.212                150.628                191.762
 06/30/95           136.767                162.835                199.915
 07/31/95           136.113                174.804                209.334
 08/31/95           162.288                178.347                220.571
 09/29/95           160.587                182.448                225.665
 10/31/95           161.248                181.403                229.347
 11/30/95           171.821                185.662                241.111
 12/29/95           168.096                184.674                246.319
 01/31/96           166.762                185.587                246.973
 02/29/96           162.759                192.660                250.360
 03/29/96           156.302                193.300                256.104
 04/30/96           163.040                209.334                254.787
 05/31/96           160.345                218.945                259.068
 06/28/96           146.954                209.078                260.368
 07/31/96           146.954                190.458                257.175
 08/30/96           165.324                201.130                275.251
 09/30/96           165.149                216.524                288.514
 10/31/96           167.901                214.151                301.107
 11/29/96           178.911                227.423                323.619
 12/31/96           180.845                227.164                325.600


------------------------------------------------------------------------------

                                                    LEGEND

Symbol        CRSP Total Returns Index for:                12/31/91 12/31/92 12/31/93 12/31/94 12/31/95 12/31/96
------        -----------------------------                -------- -------- -------- -------- -------- --------
----          MERCHANTS NEW YORK BANCORP                    100.0    112.6    134.5    130.9    168.1    180.8
 ... -- .      Nasdaq Stock Market (US                       100.0    116.4    133.6    130.6    184.7    227.2
              Companies)
- - - - -     Nasdaq Bank Stocks                            100.0    145.6    166.0    165.4    246.3    325.6
-             SIC 6020-6029, 6710-6719 US &
              Foreign

Notes:

A. The lines represent index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading days is used.
D.   The index level for all series was set to $100.0 on 12/31/91.


         There can be no assurance as to future trends in the cumulative total return of the Company's Common stock or of the foregoing indices. The Company does not make or endorse any predictions as to future stock performance.

      In August, 1996 the Board of Directors approved for the first time in the Company's history, a buy back program of the Company's common stock. Up to 5% of the outstanding shares (or approximately 250,000 shares) has been approved for this program. As of December 31, 1996, 17,890 shares have been repurchased, at a cost of $553,000, which reduced shareholders' equity. The Company may not pay dividends on its own repurchased stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Any directors, officers or their associates or business affiliates who have loans outstanding with the Bank have these extensions of credit in the ordinary course of the Bank's business and on substantially the same terms as those prevailing at the time for comparable transactions with members of the general public, including interest rates and collateral. Such loans did not involve more than the normal risk of collectibility or present other unfavorable features.

      Paul Meyrowitz, a director of the Bank, is a partner in Simon, Meyrowitz, Meyrowitz & Schlussel ("SMM&S"). During 1996, the Bank paid SMM&S approximately $338,000 for legal services rendered for the Bank, and compensation to be paid for legal services rendered during 1997 is not expected to substantially exceed that amount.

                                  OTHER MATTERS

      The Board of Directors of the Company does not know of any matters other than those described in this proxy statement that will be presented for action at the meeting. If any other matters are properly brought before the Meeting, the persons named in the accompanying proxies will vote the shares represented by such proxies on such matters as instructed by the Board of Directors of the Company, who have instructed the proxies to vote in accordance with the proxies' own best judgment in the absence of express instruction from the Board.

      INDEPENDENT AUDITORS AND ACCOUNTANTS OF THE COMPANY

      KPMG Peat Marwick LLP are the Company's independent auditors and have been the Bank's auditors since 1982. Freeman, Davis, Furgatch & Co. prepares the Bank's and the Company's corporate income tax returns and have been with the Bank since 1975. It is the Company's intent to continue the services of both accounting firms for 1997. Representatives of both accounting firms will be present at the Meeting and will have the opportunity to make a statement, if they wish, and to respond to appropriate questions from stockholders.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own 10% of the Company's Common Stock (the "REPORTING PERSONS"), to file reports regarding their Company Common Stock ownership and changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from certain of the Reporting Persons, the Company believes that during 1996, the Reporting Persons complied with all Section 16(a) reporting requirements applicable to them, except that Mr. Hertz, a Director of the Company, inadvertently filed one ownership report approximately five days late.

      STOCKHOLDER PROPOSALS

      Any stockholder who wishes to submit a proposal for the 1998 Annual Meeting of Stockholders of the Company should submit the proposal to the Company by November 28, 1997.

                                       By the order of the Board of Directors

                                       Spencer B. Witty
                                       Chairman of the Board

                                       James G. Lawrence
                                       President and Chief Executive Officer

NEW YORK, NEW YORK
March 28, 1997

PROXY	             MERCHANTS NEW YORK BANCORP                    PROXY
           ANNUAL MEETING OF STOCKHOLDERS--APRIL 30, 1997

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Harold N. London and David H. Meyrowitz, or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Merchants New York Bancorp, Inc. (the "Company") at the Annual Meeting of Stockholders or any adjournment thereof, as instructed below:

PROPOSAL ONE:	ELECTION OF DIRECTORS

NOMINEES
Charles J. Baum, William J. Cardew, Rudolf H. Hertz, Isidore Karten, James G. Lawrence, Robinson Markel, Paul Meyrowitz, Alan Mirken, Mitchell J. Nelson, Leonard Schlussel, Charles I. Silberman and Spencer B. Witty.

(mark one)

| |	FOR ALL NOMINEES

| |	WITHHOLD ALL NOMINEES

| |	FOR ALL NOMINEES,
	EXCEPT AS INDICATED

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PLACE
              AN "X" IN THE BOX ON THE LEFT AND STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED ABOVE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES AND AS THE PROXIES DEEM ADVISABLE ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT, EACH DATED MARCH 28, 1997.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE
	ENCLOSED ENVELOPE.

DATED:_________________________________________, 1997
_________________________________________________L.S.
_________________________________________________L.S.
(NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING, GIVING FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, EXECUTE IN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF SHARES ARE HELD IN THE NAME OF TWO OR MORE PERSONS, ALL SHOULD SIGN.)